UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

AVISTA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount previously paid:
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FINAL—Email Message to Elected Officials and Stakeholders – Day of Announcement

Today, Avista Corp. announced that it has entered into a definitive merger agreement under which the company will become a wholly-owned subsidiary of Hydro One, based in Toronto, Canada.

The terms of the agreement ensure that Avista will maintain its operational independence. Avista will preserve its brand name, keep its headquarters in Spokane, and retain its existing employees and management team. Avista will be governed by a Board of Directors with significant ties to the Pacific Northwest, including our current Chief Executive Officer, Scott Morris. Mr. Morris will serve as Chairman of a nine member Board composed of five members nominated by Hydro One and four nominated by Avista. We are committed to maintaining our high standards for environmental stewardship and for providing clean, safe and reliable electric and natural gas service at a reasonable cost. In addition, Avista will continue contributing to local charitable and economic development organizations at current, if not higher, levels, and remain actively engaged in the communities we serve. There will be no lay-offs as a result of the transaction.

Hydro One is Ontario’s largest electric transmission and distribution system owner, with transmission facilities covering 98% of the province, interconnecting 44 electric utilities and serving 1.3 million customers. Unlike Avista, Hydro One does not own large-scale electric generation. Hydro One has C$25 billion in assets and annual revenues greater than C$6.5 billion. Traded on the Toronto Stock exchange, Hydro One’s market value exceeds C$15 billion, more than five times that of Avista’s. Hydro One is managed by a highly respected and acclaimed management team with broad industry and private-sector experience. With Hydro One, we share a similar culture, values and deep commitment to our employees, customers and communities.

Consolidation has become a common feature of the electric and natural gas sectors in the United States. Twenty-five acquisitions have occurred since 2010. In 2016 alone, nine mergers and acquisitions were completed. Partnering with Hydro One will allow us to continue to define and control, to a significant degree, our future operations. The partnership will provide us with a stronger foundation for the future and augment the resources available to Avista to invest in energy infrastructure. We will also have more opportunities for innovation and efficiencies by extending the use of technology, best practices, and business processes over a broader customer base and more expansive range of infrastructure.

The transaction will not close until Avista has secured approval from regulatory agencies, including, but not limited to, the Federal Energy Regulatory Commission; Washington Utilities and Transportation Commission; Idaho Public Utilities Commission; Oregon Public Utilities Commission; Regulatory Commission of Alaska; and Montana Public Service Commission. We anticipate that these approvals will be secured in the second half of 2018. Each company will continue to operate independently until the transaction closes.

Please understand that we would not enter into this transaction unless we were confident that Hydro One shared our culture, values and sense of commitment to employees, customers and community stakeholders; nor would we consent to this partnership without obtaining sufficient assurances that our local identity and connection to our communities would be preserved. After all, we have a rich legacy of a 128 year old company to honor. We believe that this transaction is in the best interests of our company, employees, communities and shareholders.

During the next week, I intend to follow this message with a telephone call to discuss our announcement; but please feel free to contact me in the meantime.

Thank you.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.